SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

___________________________

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 11, 2006

        MSGI SECURITY SOLUTIONS, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File No.)	Identification No.)
incorporation)

575 Madison Avenue

              New York, New York 10022

(Address of Principal Executive Offices)

                          917-339-7134

(Registrant's telephone number, including area code)

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 11, 2006, the Company received a determination from the Listing Qualifications Staff of The Nasdaq Stock Market, Inc. indicating that, based upon the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires the Company to evidence a minimum of $2,500,000 in stockholders' equity, $35,000,000 in market value of listed securities, or $500,000 in net income from continuing operations for t\he most recently completed fiscal year or two of the three most recently completed fiscal years, the Company's securities are subject to delisting from The Nasdaq Stock Market.

As announced on May 26, 2006, the Company timely submitted its plan to evidence compliance with the $2.5 million shareholders' equity requirement to the Listing Qualifications Staff on June 7, 2006. However, by letter dated July 11, 2006, the Nasdaq Staff indicated that it had denied the Company’s request for continued listing on The Nasdaq Capital Market. As a result, the Company plans to request a hearing before the Nasdaq Listing Qualifications Panel, which will stay the Nasdaq Staff’s determination to delist the Company’s securities pending a hearing before the Panel and the subsequent issuance of a formal determination by the Panel regarding the Company’ request for continued listing.

The Company's securities will remain listed on The Nasdaq Capital Market pending the issuance of the Panel's decision; however, there can be no assurance that the Panel will grant the Company's request for continued listing.

The Company continues to move forward with its plan to regain compliance with the Nasdaq stockholders’ equity requirement. Consistent with that plan, the Company is in active negotiations with prominent strategic investor candidates focused on the Homeland Security industry. The Company hopes to announce the terms of such financing shortly.

The foregoing summary is qualified in its entirety by the Press Release incorporated herein as Exhibit 99.1.

Item 9.01: Financial Statements and Exhibits

(a) N/A

(b) N/A

(c) The following documents are filed herewith as exhibits to this Form 8-K:

Exhibit No.

99.1	Press Release issued by the Registrant dated July 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.
Date: July 17, 2006	By: /s/ Richard J. Mitchell III
Name: Richard J. Mitchell III,
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No	Description of Exhibit

99.1	Press Release issued by the Registrant dated July 17, 2006.